Exhibit 99.2

HawkSearch Secures Another Win, Driving eCommerce Growth for 80-Year-Old Precision Manufacturer

WOBURN, MA / ACCESS Newswire / April 30, 2026 / Bridgeline Digital, Inc. (NASDAQ:BLIN), a leader in AI marketing technology, announces a precision metalworking manufacturer with more than 80 years of industry heritage has selected HawkSearch to power search and product discovery for its WooCommerce eCommerce platform. The selection reflects the company's commitment to growing its online revenue channel and delivering a modern buying experience for its industrial customers.

"Industrial manufacturers with deep heritage and loyal customer bases are increasingly recognizing that their digital experience needs to match the precision of their products," said Ari Kahn, President and CEO of Bridgeline Digital. "This win is part of our record second quarter, the strongest for new logo sales in company history, and one that reflects the growing momentum we are building across industrial verticals. HawkSearch is becoming the platform of choice for manufacturers who are serious about growing their online revenue."

Modernizing Search for a Complex Industrial Catalog

The manufacturer offers a catalog of more than 3,000 precision metalworking SKUs and technical product documentation, serving CNC machine shops and industrial buyers who rely on highly specific part-number and long-tail searches to find exactly what they need. Their previous search experience was not built for this level of technical specificity, struggling with relevancy and lacking the synonym and keyword management tools required for industrial buying patterns. HawkSearch will deliver AI-powered search that understands intent beyond exact keyword matches, ensuring buyers can find the right product quickly and confidently.

As part of the implementation, the manufacturer will leverage HawkSearch's keyword management, synonym controls, product recommendations, Unit of Measure functionality, and AI-powered Unified Search to improve relevancy and guide customers to the right products. Merchandising and promotion calendar capabilities will give the marketing team direct control over the customer experience while robust reporting and analytics will provide the visibility needed to continuously optimize performance. HawkSearch will integrate with the company's WooCommerce platform, enabling a seamless connection between eCommerce operations and advanced search capabilities.

About Bridgeline

Bridgeline helps companies grow online revenue by increasing traffic, conversion rates, and average order value. HawkSearch, Bridgeline's AI-powered search and product discovery platform, is purpose-built for the complex catalog needs of B2B distributors and manufacturers. To learn more, visit www.bridgeline.com.

Contact:
Kelly Maltman
SVP of Marketing
Bridgeline Digital
press@bridgeline.com

SOURCE: Bridgeline Digital